Exhibit 99.1

Kulicke & Soffa Completes Repayment of 0.5% Convertible Subordinated Notes

Fort Washington, PA – December 1, 2008 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S”) today announced that the Company completed the repayment of the outstanding portion of its 0.5% Convertible Subordinated Notes maturing November 30, 2008. A total of $72.4 million of the 0.5% Notes was outstanding as of the beginning of the current quarter on September 28, 2008. The Company previously repurchased $43.0 million in principal amount of the outstanding Notes in the current quarter, and repaid the remaining $29.4 million at maturity.

The Company also announced that it had repurchased $3.0 million in principal amount of its 1.0% Convertible Subordinated Notes maturing June 30, 2010 and may continue to repurchase these notes in the future.

At the conclusion of these transactions, the Company’s total debt outstanding was $172 million, with $62 million maturing on June 30, 2010 and $110 million maturing on June 1, 2012.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core wire bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor devices. (www.kns.com)

Contacts:

Geoff Grande, CFA

FD

P: (617) 747-1721

F: (617) 747-1711

geoff.grande@fd.com

Tom Johnson

Director – Investor Relations & Corporate Communications

Kulicke & Soffa

P: (215) 784-6411

F: (215) 784-6167

tjohnson@kns.com

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